Filed pursuant to Rule 424(b)(3)
Registration No. 333-217481

PROSPECTUS

Ultra Petroleum Corp.

59,340,456 Common Shares

This prospectus relates to the resale of up to 59,340,456 common shares, which may be offered for sale from time to time by the selling shareholders named in this prospectus or in a supplement hereto. We are registering the offer and sale of the common shares to satisfy registration rights we have granted to the selling shareholders pursuant to a registration rights agreement dated as of April 12, 2017 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the common shares. The selling shareholders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of the common shares.

We are not selling any common shares under this prospectus and will not receive any proceeds from the sale of common shares by the selling shareholders. The common shares to which this prospectus relates may be offered and sold from time to time directly by the selling shareholders or alternatively through underwriters, broker dealers or agents. The selling shareholders will determine at what price they may sell the common shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling shareholders, see the section entitled “Plan of Distribution.” For a list of the selling shareholders, see the section entitled “Selling Shareholders.”

You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Incorporation by Reference” sections of this prospectus for information about us and our financial statements.

Our common shares are listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “UPL.” On March 9, 2018, the last reported sale price of our common shares on NASDAQ was $4.22 per share.

Investing in our common shares involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 16, 2018.

Neither we nor the selling shareholders have authorized any dealer, salesman or other person to provide you with information other than the information contained in or incorporated by reference into this prospectus. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus, or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our common shares. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors,” together with the additional information described under “Incorporation by Reference.”

Unless otherwise stated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Ultra Petroleum Corp. and its subsidiaries.

Our Company

We are an independent oil and gas company engaged in the development, production, operation, exploration and acquisition of oil and natural gas properties. Our operations are primarily focused on developing our natural gas reserves in the Green River Basin of southwest Wyoming and oil reserves in the Uinta Basin in northeast Utah.

Chapter 11 Plan of Reorganization

On April 29, 2016, the Company and certain of its subsidiaries, including Keystone Gas Gathering, LLC, Ultra Resources, Inc., Ultra Wyoming, Inc., Ultra Wyoming LGS, LLC, UP Energy Corporation, UPL Pinedale, LLC, and UPL Three Rivers Holdings, LLC, filed voluntary petitions for reorganization under chapter 11 of title 11 of the U.S. Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

On March 14, 2017, the Bankruptcy Court entered the Order Confirming Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization (the “Confirmation Order”), which approved and confirmed the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization (the “Plan”) as modified by the Confirmation Order.

On April 12, 2017 (the “Effective Date”), we satisfied the conditions to effectiveness set forth in the Confirmation Order and in the Plan, the Plan became effective in accordance with its terms and we emerged from bankruptcy.

For more information on the events that occurred and the common shares issued in connection with our emergence from bankruptcy, see our Current Report on Form 8-K that was filed with the SEC on April 18, 2017.

Corporate Information

Our principal executive offices are located at 400 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060, and our telephone number at that address is (281) 876-0120. Our common shares are listed on NASDAQ under the symbol “UPL.” Information contained on our website, www.ultrapetroleum.com, does not constitute a part of this prospectus.

The Offering

Issuer:	Ultra Petroleum Corp., a Yukon, Canada corporation.

Common shares to be offered by the selling shareholders:	59,340,456 common shares.

Common shares outstanding(1):	196,346,736 common shares.

Use of proceeds:	We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

NASDAQ ticker symbol:	“UPL.”

Risk factors:	Investing in our common shares involves a high degree of risk. See “Risk Factors” and the risk factors set forth in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our common shares.

(1)	The number of common shares to be outstanding is based on the number of common shares outstanding as of February 25, 2018.

RISK FACTORS

An investment in our common shares involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common shares could decline materially and you could lose all or part of your investment.

The risks included in the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or that result from developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus, any prospectus supplement and the documents we incorporate by reference herein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except for statements of historical facts, all statements included in this prospectus, including those statements preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that the assumptions upon which such forward-looking statements are based will prove to be correct.

Forward-looking statements may include statements regarding:

•	our oil and natural gas reserves, and the discounted present value of those reserves;

•	the amount and nature of our capital expenditures;

•	drilling of wells;

•	the timing and amount of future production and operating costs;

•	our ability to respond to low natural gas prices;

•	business strategies and plans of management; and

•	prospect development and property acquisitions.

Some of the risks which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	volatility and, especially, declines or substantial declines and weakness in natural gas or oil prices;

•	our ability to maintain adequate liquidity in view of current natural gas prices;

•	our ability to comply with the covenants and restrictions of the agreements governing our indebtedness, or our ability to amend or replace the agreements governing our indebtedness;

•	any future global economic downturn;

•	general economic conditions, including the availability of credit and access to existing lines of credit;

•	conditions in capital markets, including the availability of capital to companies in the oil and gas business;

•	the volatility of oil and natural gas prices;

•	the uncertainty of estimates of oil and natural gas reserves;

•	the impact of competition;

•	the availability and cost of seismic, drilling and other equipment;

•	our decisions about how we allocate capital and resources among strategic opportunities;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	the uncertainty of our ability to attract capital and obtain financing on favorable terms;

•	reductions in our borrowing base under our revolving credit facility;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business, including those related to climate change and greenhouse gases, disposal of produced water, drilling fluids and other wastes, hydraulic fracturing and access to and the use of water, and financial derivatives and hedging activities;

•	actions of operators of our oil and natural gas properties; and

•	weather conditions.

The information contained in, or incorporated by reference into, this prospectus, including the information set forth under the heading “Risk Factors,” identifies additional factors that could affect our operating results and performance. We urge you to carefully consider these factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made, and we have no obligation to update these forward-looking statements.

USE OF PROCEEDS

The common shares to be offered and sold using this prospectus will be offered and sold by the selling shareholders named in this prospectus. See “Selling Shareholders.” Accordingly, we will not receive any proceeds from the sale of common shares in this offering.

MARKET PRICE OF COMMON SHARES

In connection with our reorganization and emergence from bankruptcy, all of our outstanding pre-emergence common shares and all other equity interests in the Company were cancelled. On April 13, 2017, our new common shares began trading on NASDAQ under the symbol “UPL.” Prior to such time, there was no established public trading market for our new common shares. The following table sets forth the intraday high and low sales prices of our common shares as reported on NASDAQ for the periods presented.

	High	Low
Quarter Ended:
June 30, 2017 (beginning on April 13, 2017)	$15.73	$9.54
September 30, 2017	$11.02	$7.37
December 31, 2017	$10.18	$7.65
March 31, 2018 (through March 9, 2018)	$9.54	$3.43

As of March 9, 2018, the last reported sales price of our common shares as reported on NASDAQ was $4.22 per share and there were approximately 540 holders of record of common shares based on the information provided by our transfer agent.

DIVIDEND POLICY

The Company does not anticipate paying any dividends on the common shares in the foreseeable future. Our debt documents currently prohibit us from paying dividends on our common shares. In addition, restrictive covenants in certain debt instruments to which we may be a party may limit our ability to pay dividends or for us to receive dividends from our operating companies, any of which may negatively impact the trading price of common shares.

SELLING SHAREHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 59,340,456 common shares that may be offered and sold from time to time under this prospectus by the selling shareholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such common shares shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

The selling shareholders acquired the common shares in connection with our emergence from bankruptcy on April 12, 2017. On April 12, 2017, we entered into the Registration Rights Agreement with certain shareholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain common shares held by the selling shareholders from time to time as permitted by Rule 415 promulgated under the Securities Act.

All information with respect to the selling shareholders’ ownership of the common shares has been furnished by or on behalf of the selling shareholders and is as of February 25, 2018. We have not sought to verify such information. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholders have sole voting and dispositive power with respect to the common shares reported as beneficially owned by them. Because the selling shareholders identified in the table may sell some or all of the common shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common shares, no estimate can be given as to the number of common shares available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling shareholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the common shares beneficially owned by them that are covered by this prospectus. The selling shareholders are not obligated to sell any of the common shares offered by this prospectus.

	Common Shares Beneficially Owned Prior to the Offering(1)		Number of Common Shares Being Offered Hereby	Common Shares Beneficially Owned After Completion of the Offering**
	Number	Percentage(2)		Number	Percentage(2)
Selling shareholders:
Fir Tree Capital Management LP(3)	36,379,590	18.5%	36,379,590	—	—
Disciplined Growth Investors(4)	13,014,998	6.6%	908,957	12,106,041	6.2%
SB Special Situation Master Fund SPC—Portfolio F(5)	9,392,007	4.8%	2,654,263	6,737,744	3.4%
Senator Global Opportunity Master Fund LP(6)	9,294,092	4.7%	9,294,092	—	—
KLS Diversified Master Fund GP, Ltd.(7)	8,112,333	4.1%	8,112,333	—	—
River Birch Master Fund L.P.(8)	2,415,400	1.2%	674,999	1,740,401	*
York Capital Funds(9)	138,686	*	138,686	—	—
Latigo Funds(10)	323,921	*	323,921	—	—
Farmstead Funds(11)	853,615	*	853,615	—	—

*	Less than 1%.
**	Assumes the selling shareholders will sell all of the common shares beneficially owned by them that are covered by this prospectus. There can be no assurance that the selling shareholders will sell any or all of the securities offered under this prospectus.

(1)	To the best of our knowledge, the listed holders reported their beneficial ownership based on the SEC rules and regulations governing the determination of beneficial ownership of securities.
(2)	As of February 25, 2018, there were 196,346,736 common shares outstanding.
(3)	Comprised of 4,354,512 common shares held directly by FT SOF VII Holdings, LLC, 1,621,686 common shares held directly by FT SOF IV Holdings, LLC, 5,524,467 common shares held directly by Fir Tree Capital Opportunity Master Fund, LP, 1,803,908 common shares held directly by FT SOF V Holdings, LLC, 1,883,850 common shares held directly by Fir Tree Capital Opportunity Master Fund III, LP and 21,191,167 common shares held directly by Fir Tree Value Master Fund, LP. Fir Tree Capital Management LP (f/k/a Fir Tree Inc.) is the investment manager for the foregoing entities, has the shared power to vote or direct the voting, and to dispose or direct the disposition of, the common shares held by each of the foregoing entities and may be deemed to beneficially own the common shares held by the foregoing entities.
(4)	Disciplined Growth Investors may be deemed to be the beneficial owner of these common shares in its capacity as investment manager or advisor with the power to vote, or to direct the voting of, and dispose, or direct the disposition of, such shares.
(5)	The investment manager of SB Special Situation Master Fund SPC—Portfolio F is Old Bellows Partners LP. Messrs. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. Mr. A. Dev Chodry is the managing member of Old Bell Associates LLC. Each of Messrs. Effron, Schenker and Chodry may be deemed to have voting and dispositive power over the common shares held by SB Special Situation Master Fund SPC—Portfolio F.
(6)	Senator Investment Group LP serves as investment manager of Senator Global Opportunity Master Fund LP with the power to vote, or to direct the voting of, and dispose, or direct the disposition of, such shares. Alexander Klabin and Douglas Silverman have control of a Delaware limited liability company that may be deemed to control Senator Investment Group LP. Each of Senator Investment Group LP, Mr. Klabin and Mr. Silverman disclaims any beneficial ownership of these shares.
(7)	KLS Diversified Asset Management LP may be deemed to be the beneficial owner of these common shares in its capacity as investment manager for KLS Diversified Master Fund LP. with the power to vote, or to direct the voting of, and dispose, or direct the disposition of, such shares.
(8)	Mr. J. Alex Kirk has the power to vote, or to direct the voting of, and dispose, or to direct the disposition of, such shares and may be deemed to beneficially own such common shares.
(9)	Comprised of (i) 53,937 common shares held directly by York Credit Opportunities Fund, L.P., (ii) 60,775 common shares held directly by York Credit Opportunities Investments Master Fund, L.P., (iii) 3,148 common shares held directly by York Select Investors Master Fund, L.P., (iv) 13,598 common shares held directly by York Select, L.P. and (v) 7,228 common shares held directly by York Select Master Fund, L.P. York Capital Management Global Advisors, LLC is the senior managing member of the general partner of the foregoing entities and has power to vote or direct the voting, and to dispose or direct the disposition of, the common shares beneficially owned by each of the foregoing entities. James G. Dinan is the chairman of, and controls, York Capital Management Global Advisors, LLC. Each of York Capital Management Global Advisors, LLC and Mr. Dinan may be deemed to beneficially own the common shares held by the foregoing entities. York Capital Management Global Advisors, LLC and Mr. Dinan, as the case may be, each disclaim beneficial ownership of such common shares except to the extent of its or his pecuniary interest therein.
(10)	Comprised of (i) 148,223 common shares held directly by Latigo Ultra Master Fund, Ltd., (ii) 40,977 common shares held directly by Latigo Advisors Master Fund, Ltd. and (iii) 134,721 common shares held directly by Crown Managed Accounts SPC, acting for and on behalf of Crown/Latigo Segregated Portfolio. Latigo Partners, LP is the investment manager or trading advisor, as applicable, for the foregoing entities and has the power to vote or direct the voting, and to dispose or direct the disposition of, the common shares beneficially owned by each of the foregoing entities. David Sabath and David Ford are the managing members of Latigo Partners, LP.

(11)	Comprised of (i) 476,576 common shares held directly by Farmstead Master Fund, Ltd. and (ii) 377,039 common shares held by OC 530 Offshore Fund, Ltd. Farmstead Capital Management, LLC, as the investment advisor, and Farmstead Capital GP LLC, as the general partner, of the foregoing entities have the power to vote or direct the voting, and to dispose or direct the disposition of, the common shares beneficially owned by each of the foregoing entities. Each of Andrew Rebak and Michael Scott is a Managing Member of Farmstead Capital Management, LLC and Farmstead Capital GP LLC. Each of Farmstead Capital Management, LLC, Farmstead Capital GP LLC, Mr. Rebak and Mr. Scott may be deemed to beneficially own the common shares held by the foregoing entities.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

The Company’s authorized capital consists of 750,000,000 common shares and 10,000,000 preferred shares.

Common Shares

Voting Rights.

Holders of common shares are entitled to receive notice of and to attend all meetings of the shareholders of the Company (the “Shareholder Meeting”) and will have one vote for each common share held at all such meetings, except Shareholder Meetings at which only holders of another specified class of shares are entitled to vote separately. Our Shareholders do not have the right to cumulate their votes in the election of directors. There are no limitations on the right of non-resident or foreign owners to hold or vote common shares imposed by the Yukon Business Corporations Act (the “Business Corporations Act”) or the Company’s Articles of Reorganization, which amended the Articles of Incorporation of the Company (the “Articles”).

A resolution passed at a shareholder meeting by a majority of the votes cast by the shareholders who voted in respect of such a resolution is required to appoint and to remove a director.

The vote of the two additional directors selected in accordance with the Plan prior to the Effective Date will be required to approve any Material M&A Transaction (as defined in the Articles) during the two-year period beginning on the Effective Date.

Dividends.

Subject to the prior rights of the holders of any series of preferred shares that we may issue in the future and any other shares ranking senior to the common shares with respect to priority in the payment of dividends, the holders of common shares are entitled to receive dividends, as and when declared by our board of directors (the “Board”) out of moneys properly applicable to the payment of dividends, in such amount and in such form as the Board may from time to time determine. Any dividends declared shall be paid in equal amounts per share on all common shares outstanding. Our loan documents currently prohibit us from paying dividends on our common shares.

Liquidation.

In the event of the dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, subject to the prior rights of the holders of any series of preferred shares that we may issue in the future and any other claims or shares ranking senior to common shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of common shares are entitled to receive our remaining property and assets of the Company.

Fully Paid.

All of our outstanding common shares are fully paid and non-assessable.

Other Rights.

Holders of common shares have no redemption or conversion rights, preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund.

Preferred Shares

The Board is empowered to (i) authorize the issuance of up to 10,000,000 preferred shares without nominal or par value and (ii) determine, subject to the limitations in the Articles, the designation, rights, privileges, restrictions and conditions thereof, including the rate or rates, dividend rights, whether cumulative or non-cumulative or partially cumulative, the priorities, purchase for cancellation, retraction or redemption rights, the conversion rights, exchange rights, voting rights and the terms of any share purchase plan or sinking fund with respect thereto.

The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common shares. At present, the Company has no plans to issue any preferred shares.

Anti-Takeover Provisions

There are provisions of our organizational documents or Yukon law that may hinder or impede take-over bids.

Board of Directors.

The Board shall consist of not less than one and not more than seven directors. As of the date of filing the Articles, the Board was comprised of seven directors (the “Initial Slate”). Pursuant and subject to the Articles, the directors may, between annual general meetings, appoint one or more additional directors, provided that the number of additional directors does not exceed one third of the number of directors who held office at the expiration of the last annual general meeting and that the total number of directors does not exceed the maximum number of directors fixed under the Articles.

Pursuant to the Articles and the Plan, the initial term for the Initial Slate shall be the longer of two years from the Effective Date, or until the election of their successor. At each annual meeting of shareholders that occurs after April 12, 2019, directors will be elected for a term of office to expire on the close of the next succeeding annual meeting of shareholders. As described above in “Common Shares—Voting Rights,” the affirmative vote of a majority of the votes cast by the shareholders at a meeting is required to remove a director.

Preferred Shares.

The Articles authorize the issuance of preferred stock. As described above under “Preferred Shares,” the Board may, without shareholder approval, issue preferred shares with rights superior to the rights of the holders of common shares that could adversely affect the voting power of the holders of common shares.

Yukon Anti-Takeover Statutes.

Under the Business Corporations Act, certain business combinations, including a merger, reorganization or the sale, lease, or other disposition of all or a substantial part of our assets, must be approved by a resolution passed by at least two-thirds of the votes cast by shareholders entitled to vote, and in limited circumstances, by each class or series of shares regardless of whether such shares have the right to vote. In some cases, it may be advantageous for an arrangement (which may include a business combination) to be approved by a Yukon court. Shareholders may also have a right to dissent from certain transactions, in which case, we may be required to pay dissenting shareholders the fair value of their shares provided they have followed the required procedures.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services, Inc.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. The selling shareholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the common shares offered by this prospectus either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the common shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholder may use any one or more of the following methods when selling our common shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which the prospectus will form a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such common shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell common shares under Rule 144 under the Securities Act, if available, or otherwise as permitted pursuant to applicable law, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of the common shares under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the common shares under this prospectus or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell the common shares short and deliver them to close their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell them. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use the common shares registered on the registration statement of which this prospectus forms a part to cover short sales of the common shares made prior to the date the registration statement has been declared effective by the SEC.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders may also transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.

LEGAL MATTERS

The validity of our common shares offered hereby will be passed upon for us by Lackowicz & Hoffman, Whitehorse, Yukon, Canada.

EXPERTS

The consolidated financial statements of Ultra Petroleum Corp. and subsidiaries appearing in Ultra Petroleum Corp. and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Ultra Petroleum Corp. and subsidiaries’ internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates, given on the authority of such firm as experts in accounting and auditing.

Certain estimates of our net oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from reports prepared by Netherland, Sewell & Associates, Inc. All such information has been incorporated by reference on the authority of such firm as experts regarding the matters contained in their reports.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the common shares covered by this prospectus, which shares were issued in connection with our emergence from bankruptcy. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

INCORPORATION BY REFERENCE

We “incorporate by reference” information from other documents that we file with the SEC into this prospectus, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

The following documents previously filed by us with the SEC, and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portion of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until all offerings under this registration statement are completed or terminated, are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, as filed on February 28, 2018; and

•	Our Current Reports on Form 8-K, as filed with the SEC on January 30, 2018 and March 12, 2018.

All filings made by us with the SEC pursuant to the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement shall also be deemed incorporated by reference into this prospectus.

We will provide a copy of the filings incorporated by reference herein (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or phone number:

Ultra Petroleum Corp.

400 North Sam Houston Parkway East, Suite 1200

Houston, Texas 77060

(281) 876-0120

Copies of certain information filed by us with the SEC, including our annual, quarterly and current reports, are also available on our website at www.ultrapetroleum.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.